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         [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI APPEARS HERE]

                                                                     EXHIBIT 5.1

                               October 18, 1996

Aurum Software, Inc.
3385 Scott Boulevard
Santa Clara, CA 95054

     Re:  Registration Statement of Form SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2 (File No. 333-11947) to be filed by you with the Securities and Exchange Commission on October 18, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,650,000 shares of Common Stock of Aurum Software, Inc. (the "Shares). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                  Very truly yours

                                  WILSON SONSINI GOODRICH & ROSATI

                                  /s/ Wilson Sonsini Goodrich & Rosati
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